Exhibit 10.3

PROPRIETARY AND CONFIDENTIAL

Fourth Amendment to Engagement Letter

This Fourth Amendment (the “Fourth Amendment”) is to the Interim Chief Executive Officer Services Engagement Letter, effective as of December 9, 2019 and amended on February 28, 2020, November 30, 2020 and January 3, 2022, between Riveron RTS, LLC (successor by merger to Winter Harbor LLC) (“Riveron”) and Summer Infant, Inc and its various affiliates and subsidiaries (collectively the “Company”) (as amended, the “Original Engagement Letter”).

The parties hereby agree to amend the Original Engagement Letter as follows:

1.	The section Services to Be Provided section is amended to add the following task:

“Act as principal executive and financial officer in connection with the Agreement and Plan of Merger (the “Merger Agreement”) by and among Kids2, Inc., Project Abacus Acquisition Corp., and Summer Infant, Inc. (the “Merger Entities”), including, without limitation, assistance with due diligence in connection with the Merger Agreement, negotiation and implementation of the Merger Agreement, execution of the Merger Agreement and related documents and execution of any required certifications.”

2.	The section Fees and Expenses shall be amended to add the following:

“If, prior to or in connection with the termination of this Agreement, the Company consummates a transaction constituting a “Change in Control” (as defined in the Company’s Amended and Restated Change in Control Plan) (a “Sale Transaction”), the Company shall pay Riveron a success fee, payable at closing of the Sale Transaction, based on the per share consideration received by holders of the Company’s common stock in the Sale Transaction as set forth on the attached Schedule A.”

3.	Sections 9(a) and 9(b). Indemnification and Limitation of Liability, of the General Business Terms are hereby replaced with the Indemnification and Limitation of Liability on the attached Schedule B. Sections 9(c) through 9(h) shall remain in full force and effect.

4.	Section 11. Termination, of the General Business Terms shall be amended to add the following as paragraph (c), and existing paragraphs (c) and (d) shall be renumbered as paragraphs (d) and (e), respectively:

“(c) Termination upon Change in Control. Immediately after the consummation of a Change in Control (as defined in the Company’s Amended and Restated Change in Control Plan), this Agreement shall be automatically terminated without further action by the parties hereto. Upon and concurrently with the closing of the Sale Transaction, the Company shall pay Riveron for all Services rendered and expenses incurred through the date of the consummation of the Change in Control transaction.”

RIVERON │ 265 Franklin Street, Suite 1004, Boston, MA 02110 │ RIVERON.COM

This Fourth Amendment shall be deemed effective upon the execution of this Fourth Amendment by each of the parties below. For the avoidance of doubt, except to the extent expressly provided in this Fourth Amendment, all of the terms and conditions of the Original Engagement Letter shall remain in full force and effect. Further, for the avoidance of doubt, as provided in Section 11(d) of the Original Engagement Letter, upon termination of the Original Engagement Letter, certain provisions of the Original Engagement Letter will remain in full force and effect, including, without limitation the Indemnification and Limitation of Liability provisions of Section 9 of the General Business Terms.

The surviving terms of the Original Engagement Letter will be binding on the Merger Entities and their affiliates and subsidiaries post-merger. This Fourth Amendment and the Original Engagement Letter constitute and contain the entire agreement of the parties hereto and supersede any and all prior agreements, negotiations, correspondence, undertakings and communications between the parties, whether written or oral, respecting the subject matter hereof.

Riveron RTS, LLC		Summer Infant, Inc., on its own behalf and on behalf of its subsidiaries and affiliates

By:	/s/ Stuart Noyes	By:	/s/ Mary Beth Schneider
Name:	Stuart Noyes	Name:	Mary Beth Schneider
Title:	Senior Managing Director	Title:	SVP, General Counsel
Date:	March 16, 2022	Date:	March 16, 2022

SCHEDULE A

Per Share Consideration*:	$6.75	$9.00	$11.43	$14.94	$18.54	$22.05	$25.65
Success Fee:	$50,000	$100,000	$250,000	$300,000	$375,000	$450,000	$550,000

*	Success Fee to be prorated (subject to maximum amount of $550,000 if the per share consideration exceeds $25.65).

SCHEDULE B

9.       Indemnification; Limitations of Liability

(a)	Indemnification. To the fullest extent permitted by applicable law, the Company agrees to indemnify, hold harmless, and defend Riveron and certain related entities and persons as set forth in this Section 9. If Riveron or any of its affiliates or any of their respective partners, members, officers, directors, managers, owners, shareholders, agents, employees or controlling persons (collectively, the “Indemnified Persons” and each, an “Indemnified Person” and a “Riveron Party”) becomes involved in any capacity in any claim, action, proceeding (including any objection to or proceeding involving an Indemnified Person’s fees or expenses) or investigation (each an “Action”, or collectively, “Actions”) brought by or against any person or entity, in any way related to the Agreement, the Company periodically will advance to the Indemnified Person amounts necessary to pay such Indemnified Person’s reasonable out-of-pocket legal and other expenses (including the cost of any investigation and preparation) incurred in connection with the Actions; provided, however, that if it is finally found (in a non-appealable judgment) by a court of competent jurisdiction (a “Final Judgment”) that any loss, claim, judgment, damage or liability (a “Loss”, or collectively, “Losses”) of an Indemnified Person has resulted primarily from the gross negligence or willful misconduct of such Indemnified Person in performing the Services, such Indemnified Person shall repay such portion of the advanced amounts, if any, that is attributable to expenses incurred in relation to the act or omission of such Indemnified Person that is the subject of such Final Judgment. The Company also will indemnify and hold the Indemnified Persons harmless from and against any Losses to which such Indemnified Person may become subject, that is related in any way to the Agreement, without regard to the exclusive or contributory negligence of any Indemnified Person, except to the extent that it is finally found in a Final Judgment that a Loss resulted primarily from the gross negligence or willful misconduct of the Indemnified Person in performing the Services. In addition, the Company shall indemnify the Interim CEO and the Interim CFO to the same extent provided by the Company to its other officers and directors including under any charter, by-laws, or indemnification agreement. The Company further agrees that it will not, without the prior consent of an Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which such Indemnified Person seeks indemnification hereunder (whether or not such Indemnified Person is an actual party to such proceeding) unless such settlement, compromise or consent has a full unconditional release of such Indemnified Person from all liabilities arising out of such claim, action or proceeding.

(b)	Limitations of Liability. Neither Party shall be liable to the other for consequential, incidental, indirect, punitive or special damages (including loss of profits, data, business or goodwill), regardless of the legal theory advanced or of any notice given as to the likelihood of such damages, excluding only third party damages indemnifiable under Section 9(a)(if any). The Riveron Parties shall not be liable to the Company, or any party asserting claims on behalf of the Company or otherwise, including, without limitation, any of the Company’s equity holders, for any Loss except for direct damages found in a Final Judgment to be the direct result of Riveron’s gross negligence or willful misconduct. The collective liability of the Riveron Parties, if any, in relation to the Agreement or the Services shall be limited in amount to the fees actually paid to Riveron by the Company for the Services. The parties acknowledge that the limitations set forth above are integral to the amount of fees charged in connection with the Services, and that were Riveron to assume any further liability, such fees would of necessity be set substantially higher.